Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 29, 2026 relating to the financial statements of GE Vernova Inc. and the effectiveness of GE Vernova Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GE Vernova Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 29, 2026